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EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Allied Holdings, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-72053, No. 333-51104, No. 333-62440, No. 333-91942, No. 333-107455 and
333-124203) on Form S-8 of Allied Holdings, Inc. of our report dated June 16, 2006, with respect to the consolidated balance sheets of Allied Holdings, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, changes in stockholders' (deficit) equity and cash flows for each of the years in the three-year period ended December 31, 2005, and the related financial statement schedule, which report appears in the Allied Holdings, Inc. 2005 Annual Report on Form 10-K.

/s/ KPMG LLP

Atlanta, Georgia
June 16, 2006